Exhibit 99.1
PLAINS AAP, L.P.
INDEX TO FINANCIAL STATEMENT

Page
Unaudited Consolidated Balance Sheet as of September 30, 2007	F-2
Unaudited Notes to the Consolidated Financial Statement	F-3

PLAINS AAP, L.P.
CONSOLIDATED BALANCE SHEET

September 30, 2007
(Unaudited)
(in millions)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$12.6
Trade accounts receivable and other receivables, net	2,098.0
Inventory	964.9
Other current assets	109.8

Total current assets	3,185.3

PROPERTY AND EQUIPMENT	4,792.7
Accumulated depreciation	(487.8)

4,304.9

OTHER ASSETS
Pipeline linefill in owned assets	240.5
Inventory in third-party assets	63.0
Investment in unconsolidated entities	212.9
Goodwill	1,059.2
Other, net	154.4

Total assets	$9,220.2

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,358.0
Short-term debt	481.1
Other current liabilities	188.2

Total current liabilities	3,027.3

LONG-TERM LIABILITIES
Long-term debt under credit facilities and other	1.2
Senior notes, net of unamortized net discount of $2.0	2,623.0
Other long-term liabilities and deferred credits	119.7

Total long-term liabilities	2,743.9

MINORITY INTEREST	3,338.1

PARTNERS’ CAPITAL
Limited partners (2,300,000 Class A units authorized and outstanding and 200,000 and 85,500 Class B units authorized and outstanding, respectively, as of September 30, 2007)	109.9
General partner	1.0

Total partners’ capital	110.9

Total liabilities and partners’ capital	$9,220.2

The accompanying notes are an integral part of this consolidated financial statement.

PLAINS AAP, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
Note 1—Organization and Basis of Consolidation
Organization
     Plains AAP, L.P. (the “Partnership”) is a Delaware limited partnership, formed on May 21, 2001 and, through a series of transactions, capitalized on June 8, 2001. Through this series of transactions, a predecessor to Vulcan Energy GP Holdings Inc. (“Vulcan Energy”) conveyed to us its general partner interest in Plains All American Pipeline, L.P. (“PAA”) and subsequently sold a portion of its interest in us to certain investors. As used in this Form 8-K, the terms “we,” “us,” “our,” “ours” and similar terms refer to Plains AAP, L.P.
     Plains All American GP LLC (“GP LLC” or the “General Partner”) manages the business and affairs of the Partnership. Except for situations in which the approval of the limited partners is expressly required by the partnership agreement, or by non-waivable provisions of applicable law, the General Partner has full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business, including the execution of contracts and management of litigation. Our General Partner (or, in the case of PAA’s Canadian operations, PMC (Nova Scotia) Company) employs all officers and personnel involved in the operation and management of PAA and its subsidiaries.
Basis of Consolidation and Presentation
     In June 2005, the Emerging Issues Task Force released Issue No. 04-05 (“EITF 04-05”), “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” EITF 04-05 states that if the limited partners do not have a substantive ability to dissolve (liquidate) or substantive participating rights then the general partner is presumed to control that partnership and would be required to consolidate the limited partnership. We adopted this standard prospectively on January 1, 2006 under Transition Method A. Because the limited partners do not have a substantive ability to dissolve or have substantive participating rights in regards to PAA, the adoption of this standard resulted in the consolidation of PAA and its consolidated subsidiaries in our consolidated financial statement. The consolidation of PAA resulted in the recognition of minority interest. As of September 30, 2007, minority interest was $3.3 billion, which is comprised entirely of the proportionate interest in the book value of PAA limited partner units owned by other parties.
     Our investment in PAA exceeds our share of the underlying equity in the net assets of PAA. This excess is related to the fair value of PAA’s crude oil pipelines and other assets at the time of formation and is amortized on a straight-line basis over the estimated useful life of 30 years. At September 30, 2007, the unamortized portion of this excess was approximately $32.2 million and is included in Property and Equipment in our consolidated balance sheet.
     The accompanying consolidated balance sheet includes the accounts of the Partnership and PAA and all of PAA’s consolidated subsidiaries. Investments in 50% or less owned affiliates, over which PAA has significant influence, are accounted for by the equity method. All significant intercompany transactions have been eliminated. The consolidated balance sheet and accompanying notes of the Partnership dated as of September 30, 2007 should be read in conjunction with (i) the consolidated financial statements and notes thereto presented in the Plains All American Pipeline, L.P. Annual Report on Form 10-K for the annual period ended December 31, 2006, (ii) the consolidated financial statements and notes thereto presented in the Plains All American Pipeline, L.P. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 and (iii) the financial statement and notes of the Partnership thereto presented in the Plains All American Pipeline, L.P. Form 8-K dated May 2, 2007.
     As of September 30, 2007, we own a 2% general partner interest in PAA as well as incentive distribution rights, the ownership of which entitles us to receive increasing incentive distributions if the amount that PAA distributes, with respect to any quarter, exceeds the certain minimum quarterly threshold distribution per unit as specified in the PAA partnership agreement (also see Note 3 regarding the Partnership’s incentive distribution rights reduction). We also own, as of September 30, 2007, a limited partner interest consisting of 164,484 common units of PAA (see Note 2). PAA is engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas-related petroleum products. We refer to liquefied petroleum gas and other natural gas related petroleum products collectively as “LPG.” In addition, through its 50% equity ownership in PAA/Vulcan Gas Storage, LLC (“PAA/Vulcan”), PAA is engaged in the development and operation of natural gas storage facilities. PAA’s operations can be categorized into three primary business activities:

Transportation
     PAA owns active gathering and mainline crude oil and refined products pipelines located throughout the United States and Canada. Its activities from transportation operations generally consist of (i) transporting crude oil and refined products for a fee; (ii) third-party leases of pipeline capacity and (iii) the transportation of crude oil for third parties for a fee using its trucks and barges. Barge transportation services are provided through Settoon Towing, in which we own a 50% interest. PAA’s transportation segment also includes equity in earnings from its investment in the Butte and Frontier pipeline systems.
Facilities
     PAA owns active above-ground crude oil, refined products and LPG storage tanks, of which approximately half are included in the facilities segment. The remaining tanks are associated with pipeline systems and are utilized in the transportation segment. The facilities segment operations generally consist of fee-based activities associated with providing storage, terminalling and throughput services for crude oil, refined products and LPG, as well as LPG fractionation and isomerization services. PAA also generates fees through a combination of month-to-month and multi-year leases and processing arrangements with third parties and its marketing segment. PAA’s facilities segment also includes its equity earnings from its investment in PAA/Vulcan.
Marketing
     PAA’s revenues from marketing activities reflect the sale of gathered and bulk-purchased crude oil, refined products and LPG volumes, as well as marketing of natural gas liquids, plus the sale of additional barrels exchanged through buy/sell arrangements entered into to supplement the margins of the gathered and bulk-purchased volumes.
Note 2 — Contribution of Subordinated Units
     On June 8, 2001, certain of our limited partners contributed to us an aggregate of 450,000 subordinated units of PAA, all of which subsequently converted into common units. These 450,000 units (the “Option Units”) were intended for use in connection with an option plan pursuant to which certain members of the management of our General Partner have a right to purchase a portion of such Option Units. See Note 4 for a discussion of the terms of these options.
     Until the exercise of the options, we will continue to own and receive any distributions paid by PAA with respect to the Option Units, and any distributions we make as a result of the receipt of distributions on the Option Units are paid out in proportion to the original contribution of the Option Units. In certain instances, grantees under the plan have exercised options utilizing a cashless exercise provision whereby a grantee exchanges a portion of his vested options in satisfaction of the strike price associated with an exercise. As a result of cashless exercises, the Option Units we hold exceed the amount necessary to satisfy the remaining outstanding options. From time to time these surplus units are sold, with the resulting proceeds distributed back to the limited partners in the same manner as distributions paid by PAA on the Option Units described above. These surplus Option Units may also be sold to the General Partner for various purposes, including satisfaction of obligations with respect to vesting of awards under the General Partner’s Long-Term Incentive Plan (“LTIP”). Since inception of the option plan, 27,968 Option Units have been sold to the General Partner for this purpose.
     Through September 30, 2007, we have had the following Option Unit activity (in thousands):

Original contribution	450
Used to settle options	(250)
Sold with proceeds distributed back to original contributors	(36)

Option Units remaining as of September 30, 2007 (1)	164

(1)	Includes approximately 3,234 Option Units in excess of outstanding options (see Note 4).

Note 3—Partners’ Capital
     We distribute all of the cash received from PAA distributions, less reserves established by management, on a quarterly basis. Generally, distributions are paid to the Partners in proportion to their percentage interest in the Partnership. Included in partners’ capital is our proportionate share of PAA’s accumulated other comprehensive income, which is a deferred gain of approximately $6.8 million.
     We recognize a change of interest gain or loss at the time of each PAA equity transaction involving the issuance of PAA common units. Such gains or losses reflect the change in the book value of our limited partner equity in PAA compared to our proportionate share of the change in the underlying net assets of PAA caused by the equity transaction. Additionally, in connection with each PAA equity transaction, we are required to make a capital contribution to PAA to maintain our 2% general partner interest in PAA. Funding for our required capital contributions is provided by our General Partner and limited partners based on their respective ownership interest.
     In November 2006, PAA completed its acquisition of Pacific Energy Partners, L.P. In accordance with the acquisition agreement, we agreed to reduce the amount of our incentive distributions as follows: (i) $5 million per quarter for the first four quarters, (ii) $3.75 million per quarter for the next eight quarters, (iii) $2.5 million per quarter for the next four quarters, and (iv) $1.25 million per quarter for the final four quarters. The total reduction in incentive distributions will be $65 million. Pursuant to this agreement, the first reduction was with respect to the incentive distribution paid to us on February 14, 2007. As of September 30, 2007, our incentive distributions have been reduced by an aggregate of $15 million out of the total reduction in incentive distributions of $65 million.
     On August 29, 2007, GP LLC entered into the Third Amended and Restated Limited Partnership Agreement of Plains AAP, L.P. to authorize the issuance of up to 200,000 Class B units in the Partnership, differentiated from the 2,300,000 Class A Units already authorized and outstanding. See Note 4 for further discussion of the Class B units.
Note 4—Incentive Compensation
     Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), “Share Based Payment,” establishes the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements at fair value.
Performance Option Plan
     In June 2001, the Performance Option Plan (the “Plan”) was approved by our General Partner to grant options to purchase up to 450,000 Option Units (see Note 2) of PAA to employees of the General Partner for services provided to the General Partner. All available options under the Plan have been issued. The options were granted with an exercise price per unit of $22.00, less 80% of any distribution on an Option Unit from June 2001 until the date of exercise. As of September 30, 2007, the exercise price had been reduced to $9.60 for distributions made since June 2001.
     At September 30, 2007, there were 161,250 vested options outstanding. A summary of the options issued by the Plan at September 30, 2007 is as follows (in thousands):

Vested options outstanding(1)	161
Exercised or cancelled	289

Total options issued	450

(1)	All outstanding options are vested.
     The options are accounted for at fair value and are remeasured at each financial statement date. The fair value of the options is based on an observable market price of the underlying Option Units less the strike price of the option. At September 30, 2007, the estimated fair value of $44.89 per outstanding option resulted in an accrued liability of approximately $7.2 million, and is reflected as a component of Other current liabilities on the accompanying consolidated balance sheet. We intend to use Option Units to settle these awards when they are exercised. PAA does not have any obligation to reimburse us for the units underlying these awards. The remaining outstanding options expire in 2011 and 2012.
     During the nine months ended September 30, 2007, 9,750 options were exercised, resulting in the conveyance of 8,210 Option Units after netting for the exercise price. In conjunction with the exercises, we recorded gains of approximately $0.2 million, which represents the difference between the accrued liability associated with the options on a fair value basis and the book value of the Option Units.
Class B Restricted Units
     On August 29, 2007 our Board of Directors authorized the grant of 200,000 Class B units. The Class B units were approved by the owners of our General Partner to create long-term incentives for PAA’s management. The Class B units become earned in 25% increments upon achieving annualized PAA distribution levels of $3.50, $3.75, $4.00 and $4.50. When earned, the Class B units will be entitled to participate in distributions made by the Partnership in excess of $11.0 million per quarter. Assuming all 200,000 Class B units have been issued and earned, the maximum participation would be 8% of our quarterly distribution in excess of $11.0 million per quarter.
     The Class B units are classified as equity awards under SFAS 123(R). Therefore, we recognize the grant date fair value of the Class B units as compensation expense over the service period with a corresponding credit to Partners’ Capital in our Consolidated Balance Sheet. The compensation expense and corresponding credit to Partners’ Capital was $0.5 million for the three and nine months ended September 30, 2007. As of September 30, 2007, approximately 85,500 Class B units have been issued to certain members of PAA’s management pursuant to individual restricted unit agreements. The Class B units are subject to restrictions on transfer and are not currently entitled to distributions.
Note 5 — Subsequent Event
     On October 18, 2007 PAA declared a distribution of $0.84 per limited partner unit to be paid on November 14, 2007. As a result of this distribution, the exercise price associated with our outstanding options will be reduced to $8.93 per option.